UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

TREAN INSURANCE GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

150 Lake Street West
Wayzata, Minnesota 55391

SUPPLEMENT TO THE PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 18, 2023

April 12, 2023

These definitive additional materials amend and supplement the definitive proxy statement dated March 16, 2023 (the “Definitive Proxy Statement”), initially mailed to stockholders on or about March 17, 2023, by Trean Insurance Group, Inc., a Delaware corporation (“Trean”), for the special meeting of stockholders of Trean to be held at Trean’s headquarters located at 150 Lake Street West, Wayzata, Minnesota, 55391, on April 18, 2023, at 10:00 a.m., Central Time (such meeting, including any adjournment or postponement thereof, the “Special Meeting”).

As previously disclosed, on December 15, 2022, Trean entered into the Agreement and Plan of Merger (the “Merger Agreement”), by and among Trean, Treadstone Parent Inc. (“Parent”) and Treadstone Merger Sub Inc., a direct, wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Trean (the “Merger”) effective as of the effective time of the Merger (the “Effective Time”). As a result of the Merger, Merger Sub will cease to exist, and Trean will survive the Merger as a wholly-owned subsidiary of Parent. Parent and Merger Sub are controlled by investment funds managed by Altaris, LLC (“Altaris”). Affiliates of Altaris beneficially own approximately 46.9% of the voting power of the issued and outstanding shares of Trean’s common stock entitled to vote at the Special Meeting. Trean stockholders will also be asked to vote on a proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement or to seek a quorum if one is not initially obtained.

The Merger Agreement and the Merger have been unanimously approved and recommended by a special committee of Trean’s board of directors, consisting solely of directors who are disinterested and independent of Altaris and its affiliates (the “Special Committee”). Trean’s board of directors (other than Daniel G. Tully, who abstained from participating in the deliberations or voting on the matter due to his position as Co-Founder and Managing Director of Altaris), acting upon the unanimous recommendation of the Special Committee, recommends that Trean’s stockholders vote (i) “FOR” the proposal to adopt the Merger Agreement, thereby approving the Merger, the Merger Agreement and the transactions contemplated thereby (the “Merger Agreement Proposal”), and (ii) “FOR” the proposal to approve one or more adjournments of the Special Meeting from time to time, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Agreement Proposal or to seek a quorum if one is not initially obtained.

If any stockholders have not already submitted a proxy for use at the Special Meeting, they are urged to do so promptly. No action in connection with this supplement is required by any stockholder who has previously delivered a proxy and who does not wish to revoke or change that proxy.

If any stockholders have questions about submitting a proxy card or otherwise require assistance, please contact:

Okapi Partners, LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (844) 203-3605
Email: info@okapipartners.com

The information contained herein speaks only as of April 12, 2023 unless the information specifically indicates that another date applies.

SUPPLEMENTAL DISCLOSURES TO DEFINITIVE PROXY STATEMENT

The supplemental disclosures set forth below should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety, along with periodic reports and other information Trean files with the Securities and Exchange Commission (the “SEC”). To the extent that information set forth herein differs from or updates information contained in the Definitive Proxy Statement, the information contained herein supersedes the information contained in the Definitive Proxy Statement. All page references are to pages in the Definitive Proxy Statement before any additions or deletions resulting from the supplemental disclosures set forth below, and any defined terms used but not defined herein shall have the meanings set forth in the Definitive Proxy Statement.

After the execution of the Merger Agreement, Trean received seven demand letters from purported stockholders (collectively, the “Demands”) alleging that there were material disclosure deficiencies in the preliminary proxy statement filed by Trean with the SEC on January 19, 2023 (the “Preliminary Proxy Statement”) and/or the Definitive Proxy Statement.

The Demands allege, among other things, that Trean violated Section 14(a) and Section 20(a) of the Exchange Act as well as Rule 14a-9 promulgated thereunder in connection with the filing of the Preliminary Proxy Statement and/or the Definitive Proxy Statement. Specifically, the Demands allege that the Preliminary Proxy Statement and/or the Definitive Proxy Statement, as applicable, contain materially incomplete and misleading information concerning Trean’s financial projections and the financial analyses conducted by Houlihan Lokey, Inc. (“Houlihan Lokey”), the independent financial advisor to the Special Committee, in support of its fairness opinion as well as the details of any discussions between Altaris and executive officers and directors of Trean relating to post-closing employment, equity ownership and other related matters. The relief sought in the Demands includes the filing with the SEC of certain supplemental disclosures in an amendment or supplement to the Definitive Proxy Statement. Trean believes that the Demands are without merit and believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable law. However, to minimize the expense and distraction of defending any proceedings relating to the Demands, Trean wishes to voluntarily make the supplemental disclosures related to the Merger set forth below. Nothing in this supplement shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

The second full paragraph on page 36 of the Definitive Proxy Statement under the heading “Special Factors—Background of the Merger” is hereby replaced with the below (the supplemental text is bolded and underlined):

Following the meeting, the relevant parties executed the Merger Agreement, the Equity Commitment Letter, the Voting and Support Agreement and the Limited Guarantee.  At the time of the execution of the Merger Agreement, none of Trean’s executive officers or non-employee directors (other than the Recused Director) had held any discussions or entered into any agreement with Parent or any of its affiliates regarding employment with Parent or any of its subsidiaries (including the Surviving Corporation) following the closing of the Merger.  Additionally, at the time of the execution of the Merger Agreement, none of Trean’s executive officers or non-employee directors (other than the Recused Director) had held any discussions or entered into any agreement with Parent or any of its affiliates regarding potential rollover arrangements with respect to shares of Trean Common Stock or the right to purchase or participate in the equity plans or arrangements of Parent or any of its subsidiaries (including the Surviving Corporation) in connection with the closing of the Merger.  However, as permitted by the Special Committee, following the execution of the Merger Agreement, representatives of Altaris have had preliminary discussions with Mr. O’Brien regarding potential rollover arrangements with respect to shares of Trean Common Stock beneficially owned by Messrs. O’Brien and Lee.  Based on these preliminary discussions held to date, Altaris expects that, prior to the Closing, each of Mr. O’Brien and Mr. Lee will enter into rollover agreements or arrangements with Parent or one of its affiliates with respect to all or a portion of their shares of Trean Common Stock, but, as of the date of this Proxy Statement, there is no understanding as to the amount of shares of Trean Common Stock that would be subject to such rollover agreements or arrangements, and no definitive agreement or arrangement has been entered into between Mr. O’Brien or Mr. Lee, on the one hand, and Parent or its affiliates, on the other hand, regarding such potential rollover, and there can be no assurances that the terms of any such agreements or arrangements will be agreed upon with Mr. O’Brien or Mr. Lee.  Prior to or following the closing of the Merger, in addition to Messrs. O’Brien and Lee, some or all of Trean’s remaining executive officers and non-employee directors may discuss or enter into agreements with Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, Parent or one or more of its affiliates (including the Surviving Corporation); however, neither member of the Special Committee intends to engage in such discussions or enter into any such agreement or arrangement.

The first full paragraph on page 50 of the Definitive Proxy Statement under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Financial Analyses” is hereby replaced with the below (the supplemental text is bolded and underlined):

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 11.0x to 16.0x CY 2022E adjusted net income, 9.0x to 14.0x CY 2023E adjusted net income, and 0.45x to 0.85x MRQ book value (excluding AOCI) to corresponding financial data for Trean. With respect to the selected companies analysis, representatives of Houlihan Lokey noted that the multiples to MRQ book value (excluding AOCI) and adjusted net income it selected for Trean were lower than the mean and median of such multiples implied by the stock prices of the selected companies that Houlihan Lokey had identified based on shared business and operating characteristics, given, among other factors, Trean’s lower return on equity as compared to most of those other companies. Other factors that were considered included, but were not limited to, other profitability metrics, earnings growth, volatility, size and financial strength. The selected companies analysis indicated implied per share value reference ranges of $4.89 to $7.11 per share of Trean Common Stock based on the selected range of multiples of CY 2022E adjusted net income, $4.69 to $7.30 per share of Trean Common Stock based on the selected range of multiples of CY 2023E adjusted net income, and $3.88 to $7.32 per share of Trean Common Stock based on the selected range of multiples of MRQ book value (excluding AOCI), as compared to the proposed Transaction Consideration of $6.15 per share of Trean Common Stock.  For additional details with respect to Houlihan Lokey’s selected companies analysis, see also pages 13-16 of Exhibit (c)(2) of the Schedule 13E-3 filed by Trean with the SEC on January 19, 2023.

The paragraph beginning on page 51 and continuing on page 52 of the Definitive Proxy Statement under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Financial Analyses” is hereby replaced with the below (the supplemental text is bolded and underlined):

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied selected multiple ranges of 0.50x to 0.90x MRQ book value (excluding AOCI) to corresponding financial data for Trean. With respect to the selected transactions analysis, representatives of Houlihan Lokey noted that the multiples to MRQ book value (excluding AOCI) it selected for Trean were lower than the mean and median of such multiples implied by the multiples of the selected transactions that Houlihan Lokey had identified. Factors considered in the selection of multiples, among others, were size and profitability metrics of Trean as compared to targets in the selected transactions as well as situational observations related to the selected transactions. The selected transactions analysis indicated implied per share value reference ranges of $4.31 to $7.75 per share of Trean Common Stock based on the selected range of multiples of MRQ book value (excluding AOCI), as compared to the proposed Transaction Consideration of $6.15 per share of Trean Common Stock.  For additional details with respect to Houlihan Lokey’s selected transactions analysis, see also page 17 of Exhibit (c)(2) of the Schedule 13E-3 filed by Trean with the SEC on January 19, 2023.

The first full paragraph beginning on page 52 of the Definitive Proxy Statement under the heading “Special Factors—Opinion of the Special Committee’s Financial Advisor—Financial Analyses” is hereby replaced with the below (the supplemental text is bolded and underlined):

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of Trean based on the Projections. Because the Projections did not contemplate any distributions over the projection period, there was no estimated net present value assigned to the projected cash flows of Trean. Houlihan Lokey calculated terminal values for Trean by applying a range of terminal book value multiples of 0.85x to 1.25x to Trean’s calendar year 2027 estimated year-end book value (excluding AOCI). The present values of Trean’s projected future cash flows and terminal values were then calculated using discount rates ranging from 13% to 15% based on the capital asset pricing model, taking into account the trading performance of the selected companies and Trean. The discounted cash flow analysis indicated an implied per share value reference range of $4.97 to $7.98 per share of Trean Common Stock, as compared to the proposed Transaction Consideration of $6.15 per share of Trean Common Stock.  For additional details with respect to Houlihan Lokey’s discounted cash flow analysis, see also page 18 of Exhibit (c)(2) of the Schedule 13E-3 filed by Trean with the SEC on January 19, 2023.

The first paragraph and table on page 59 of the Definitive Proxy Statement under the heading “Special Factors—Unaudited Prospective Financial Information of Trean” are hereby replaced with the below (the supplemental text is bolded and underlined):

Trean Insurance Group, Inc. and Subsidiaries
Consolidated Projected Financial Data
(in millions)

	Year Ended December 31,
	2022E	2023E	2024E	2025E	2026E	2027E

Gross written premiums	$640.4	$749.6	$934.6	$1,011.8	$1,084.6	$1,158.8
Growth %	1.0%	17.1%	24.7%	8.3%	7.2%	6.8%
Retention	42.2%	38.7%	32.6%	30.1%	29.9%	30.3%

Revenues
Net earned premiums	$269.2	$275.3	$285.6	$299.9	$318.5	$343.3
Net investment income	8.2	19.0	21.5	24.4	27.6	30.8
Net realized gains	0.4	—	—	—	—	—
Other revenue	8.7	9.2	9.9	10.4	11.0	11.5
Total Revenue	286.5	303.5	316.9	334.7	357.1	385.6

Expenses
Losses and loss adjustment expenses	169.1	171.5	176.5	183.8	193.7	207.0
General and administrative expenses	85.8	87.6	88.8	88.0	92.7	98.7
Other expenses	0.3	—	—	—	—	—
Intangible asset amortization	6.0	6.0	6.0	6.0	6.0	6.0
Non cash share-based compensation	1.5	2.1	2.1	2.1	2.1	2.1
Interest expense	2.9	6.0	5.6	5.2	5.0	5.0
Total expenses	265.6	273.2	279.0	285.1	299.5	318.8

Gain (loss) on embedded derivatives	13.9	(3.4)	(5.7)	(6.5)	(7.3)	(8.1)
Other income	0.1	—	—	—	—	—
Income before taxes	35.0	26.9	32.2	43.0	50.2	58.7

Provision for income taxes	7.3	5.9	7.1	9.5	11.0	12.9
Net Income	27.6	21.0	25.1	33.6	39.2	45.8

Intangible asset amortization	6.0	6.0	6.0	6.0	6.0	6.0
Non cash share-based compensation	1.5	2.1	2.1	2.1	2.1	2.1
(Gain) Loss on embedded derivatives	(16.9)	(0.8)	0.9	0.8	0.8	0.7
Unrealized losses (gains) on equity securities	4.5	0.2	—	(0.1)	(0.2)	(0.3)
Net gain on purchase & disposal of affiliates	(1.4)	—	—	—	—	—
Other expenses	0.3	—	—	—	—	—
Total adjustments	(6.0)	7.5	9.0	8.9	8.7	8.6
Tax impact of adjustments	1.3	(1.7)	(2.0)	(1.9)	(1.9)	(1.9)
Adjusted net income[1]	$22.9	$26.9	$32.1	$40.5	$46.0	$52.5

Beginning Book Value (Excl. AOCI)[3]		$445.2	$466.2	$491.3	$524.9	$564.0
Net Income		21.0	25.1	33.6	39.2	45.8
Dividends[2]	—	—	—	—	—	—
Ending Book Value (Excl. AOCI)[3]	445.2	466.2	491.3	524.9	564.0	609.8
Goodwill and Intangible Assets	(209.5)	(203.5)	(197.5)	(191.5)	(185.5)	(179.5)
Ending Tangible Book Value (Excl. AOCI)[3]	$235.7	$262.7	$293.8	$333.4	$378.6	$430.4

1 Adjusted net income is a non-GAAP financial measure defined as net income excluding the impact of certain items, including noncash intangible asset amortization and stock compensation, non-cash changes in fair value of embedded derivatives, unrealized losses on equity securities, other expenses and gains or losses, all of which Trean believes do not reflect its core operating performance and may have a disproportionate effect in a given period, affecting comparability of Trean's results across periods.
2 The Projections assume all future free cash flows of Trean's business would be reinvested to support growth of surplus capital of Trean's insurance company subsidiaries and would not be paid as cash distributions to Trean's stockholders.
3 Book value (excluding AOCI) and Tangible Book Value (excluding AOCI), non-GAAP financial measures, are based on stockholders' equity excluding the effect of accummulated comprehensive income (loss) ("AOCI"). Since AOCI fluctuates from period to period due to unrealized changes in the fair value of available-for-sale securities, Trean believes these non-GAAP financial measures provide useful information and enhance comparability of Trean's financial results across periods.

The second full paragraph on page 60 of the Definitive Proxy Statement under the heading “Special Factors—Unaudited Prospective Financial Information of Trean” is hereby replaced with the below (the supplemental text is bolded and underlined):

Adjusted Net Income (which Trean defines as Net Income excluding the impact of certain items, including non-cash intangible asset amortization and stock compensation, non-cash changes in fair value of embedded derivatives, unrealized losses on equity securities, other expenses and gains or losses) and Book Value (excluding AOCI) and Tangible Book Value (excluding AOCI) (which Trean defines as stockholders’ equity and tangible stockholders’ equity, respectively, excluding the effect of accumulated other comprehensive income (loss) for a particular period) contained in the Projections are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Projections were relied upon by Houlihan Lokey for purposes of its opinion and by the Special Committee in connection its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure presented publicly by Trean do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this Proxy Statement.  However, Trean has provided in the summary tables above a reconciliation of Adjusted Net Income to Net Income included in the Projections, in case stockholders may find such information useful.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Trean may not be comparable to similarly titled amounts used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains and the Company’s other filings and press releases may contain forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding the Company’s expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to the Company. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including: (i) the risk that the proposed Merger pursuant to the Merger Agreement, providing for the acquisition of the Company by affiliates of Altaris, may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the Company’s common stock; (ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the Merger Agreement by the Company’s stockholders and the receipt of certain regulatory approvals; (iii) the occurrence of any event, change, or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances requiring the Company to pay a termination fee; (iv) the effect of the announcement or pendency of the proposed transaction on the Company’s business relationships, operating results and business generally; (v) risks that the proposed transaction disrupts the Company’s current plans and operations; (vi) the Company’s ability to retain and hire key personnel in light of the proposed transaction; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) unexpected costs, charges or expenses resulting from the proposed transaction; (ix) potential litigation relating to the Merger that could be instituted against Altaris, the Company, or their respective directors, managers or officers, including the effects of any outcomes related thereto; (x) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xi) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, war or hostilities, or pandemics, including the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors; (xii) other risks described in the Company’s filings with the SEC, such risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2023 and subsequent filings; and (xiii) those risks and uncertainties that are described in the Definitive Proxy Statement that was filed with the SEC, including any considerations taken into account by the Special Committee (as defined in the Merger Agreement) and the Board of Directors (as defined in the Merger Agreement) in approving the Merger Agreement and recommending to the Company’s stockholders that they adopt and approve the Merger Agreement. While the list of risks and uncertainties presented here, and the discussion of risks and uncertainties presented in the proxy statement, is considered representative, no such list or discussion should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, and legal liability to third parties and similar risks, any of which could have a material adverse effect on the completion of the Merger and/or the Company’s consolidated financial condition, results of operations, or liquidity. The forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

On March 16, 2023, in connection with the Merger, the Company filed a Definitive Proxy Statement on Schedule 14A and form of proxy card with the SEC. The Company and Parent jointly filed a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC on March 16, 2023. On or about March 17, 2023, the Company mailed the Definitive Proxy Statement and form of proxy card to stockholders of the Company entitled to vote at the special meeting relating to the Merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, COMPANY STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE SCHEDULE 13E-3, AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. Stockholders will be able to obtain the documents (when they become available) free of charge at the SEC’s website, http://www.sec.gov. In addition, stockholders may obtain free copies of the documents (when they become available) on the Company’s website, www.trean.com, under the heading “Investor Relations.”

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees, under the SEC’s rules, may be deemed to be participants in the solicitation of proxies of the Company’s stockholders in connection with the Merger. Additional information regarding the interests of those participants and other persons who may be deemed participants in the Merger and their respective direct and indirect interests in the Merger, by security holdings or otherwise, are included in the Definitive Proxy Statement and other materials to be filed with the SEC in connection with the Merger. Information relating to the foregoing can also be found in the Company’s Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders (the “2022 Proxy Statement”), which was filed with the SEC on April 5, 2022. To the extent that holdings of Company’s securities have changed since the amounts printed in the 2022 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.